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Exhibit 21.1

List of Subsidiaries

1.
Witness Systems, LLC

2.
Witness Systems Canada, Inc.

3.
Witness Systems Pty Limited

4.
Witness Systems, S.A. de C.V.

5.
Witness Systems Services, S.A. de C.V.

6.
Witness Systems, K.K

7.
Witness Systems Europe Limited

8.
Witness Systems Limited

9.
Eyretel Australia Pty, Limited

10.
Eyretel (Singapore) PTE Limited

11.
Witness Systems (Malaysia) SDN. BHD.

12.
Eyretel Deutschland GmbH

13.
Eyretel France Sarl

14.
Witness Systems HK Limited

15.
Witness Systems Software Hardware E Servico Do Brasil Ltda

16.
Witness Systems Holdings Limited

17.
Mycom Media Limited

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  Exhibit 21.1